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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) March 19, 2002
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                               GALEY & LORD, INC.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

                 0-20080                                  56-1593207
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        (Commission File Number)            (IRS Employer Identification Number)

                 980 Avenue of the Americas, New York, NY 10008
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                    (Address of Principal Executive Offices)

        Registrant's telephone number, including area code (212) 465-3000
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ITEM 5.  OTHER EVENTS


     As previously reported, on February 19, 2002, (the "Filing Date") Galey & Lord, Inc. (the "Company") and each of its domestic subsidiaries filed voluntary petitions under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (Case Nos. 02-40445 through 02-40456 (ALG)). The Company and such subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. On February 19, 2002, the Company and such subsidiaries filed a motion seeking to enter into a credit facility of up to $100 million in debtor-in-possession ("DIP") financing with First Union National Bank (the "Agent") and Wachovia Securities, Inc. On February 21, 2002, the Bankruptcy Court entered an interim order approving the facility and authorizing immediate access to $30 million. On March 19, 2002, the Bankruptcy Court entered a final order approving the entire $100 million DIP financing.

     Under the terms of the final DIP financing agreement (the "DIP Agreement"), the Company, as borrower, may make revolving credit borrowings (including up to $15 million for post-petition letters of credit) in an amount not exceeding the lesser of $100 million or the Borrowing Base (as defined in the DIP Agreement). The DIP Agreement will terminate and the borrowings thereunder will be due and payable upon the earliest of (i) August 19, 2003, (ii) the date of the substantial consummation of a plan of reorganization that is confirmed pursuant to an order by the Bankruptcy Court and (iii) the acceleration of the revolving credit loans made by any of the banks who are a party to the DIP Agreement and the termination of the total commitment under the DIP Agreement. Amounts borrowed under the DIP Agreement bear interest at the rate per annum at the Company's option, of either (i) (a) the higher of the prime rate or the federal funds rate plus .50% plus (b) a margin of 2.00% or (ii) LIBOR plus a margin of 3.25%. There is an unused commitment fee of (A) at such time as First Union is no longer the sole bank, at the rate of (i) .75% per annum on the average daily unused total commitment at all times during which the average total commitment usage is less than 25% of the total commitment and (ii) .5% per annum on the average daily unused total commitment at all times during which the average total commitment usage is more than or equal to 25% of the total commitment; or
(B) at all times that First Union is the sole bank, at a rate of .50% per annum on the average daily unused total commitment. There are letter of credit fees payable to the Agent equal to LIBOR plus 3.25% on the daily average letters of credit outstanding and to a fronting bank, its customary fees plus .25% for each letter of credit issued by such fronting bank.

     Borrowings under the DIP Agreement are guaranteed by each of the Company's domestic subsidiaries (the "Guarantors"). In general, such borrowings constitute allowed super-priority administrative expense claims, and are secured by (i) a perfected first priority lien pursuant to Section 364(c)(2) of the Code, upon all property of the Company and the Guarantors that was not subject to a valid, perfected and non-avoidable lien on the Filing Date, (ii) a perfected junior lien, pursuant to Section 364(c)(3) of the Code upon all property of the Company and the Guarantors already subject to valid, perfected, non-avoidable liens, and
(iii) a perfected first priority senior priming lien, pursuant to Section 364(d)(1) of the Code, upon all property of the Company and

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the Guarantors already subject to a lien that presently secures the Company's and the Guarantors' pre-petition indebtedness under the existing pre-petition credit agreement, whether created prior to or after the Filing Date (subject to certain specific existing or subsequently perfected liens). This security interest is subject to certain explicit exceptions.

     The DIP Agreement contains covenants restricting the Company and the Guarantors from consolidating or merging with and into another person, disposing of assets, incurring additional indebtedness and guarantees, creating liens and encumbrances on properties, modifying its or their business, making capital expenditures in excess of $22.5 million through the maturity date or $15.2 million during any 12 month period, declaring and paying dividends, making investments, loans or advances, and creating super-priority claims. There are certain limitations on affiliate transactions and on costs and expenses incurred in connection with the closing of production facilities. The DIP Agreement also requires the Company and the Guarantors to achieve certain levels of EBITDA (as defined) as specified therein. The DIP Agreement also provides for the mandatory prepayment of all or a portion of outstanding borrowings upon repatriation of funds from foreign subsidiaries or the sale of assets, or in the event outstanding loans exceed the Borrowing Base.

     A copy of the approved DIP Agreement and subsequent amendments are attached hereto and incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c) Exhibits:

               99.1 Revolving Credit and Guaranty Agreement, dated as of February 20, 2002, among Galey & Lord, Inc. (the "Company"), the Company's direct and indirect domestic subsidiaries and First Union National Bank.

               99.2 First Amendment to Revolving Credit and Guaranty Agreement dated as of March 13, 2002, among the Company, the Company's direct and indirect domestic subsidiaries and First Union National Bank.

               99.3 Second Amendment to Revolving Credit and Guaranty Agreement, dated as of March 22, 2002, among the Company, the Company's direct and indirect domestic subsidiaries and First Union National Bank.

               99.4 Security and Pledge Agreement, dated as of February 20, 2002, among the Company, the Company's domestic subsidiaries and First Union National Bank.

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SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      GALEY & LORD, INC.



                                      By:  /s/ Leonard F. Ferro
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                                           Leonard F. Ferro
                                           Vice President




Date: April 4, 2002